Exhibit 10.8

Severance Rights Agreement

This Severance Rights Agreement (the “Agreement”) is made effective as of March 6, 2025 (the “Effective Date”), by and between Inmagene Biopharmaceuticals (the “Company”) and Jonathan Jian Wang (“Executive”).

1.         Severance Benefits.  If the Company terminates Executive’s employment without Cause (as defined below) or Executive resigns employment for Good Reason (as defined below), in either case other than as a result of Executive’s death or disability (any such termination referred to as a “Qualifying Termination”), provided such termination constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to Sections 3 (“Conditions to Receipt of Severance Benefits”), 4 (“No Duplication of Benefits”), and 5 (“Return of Company Property”) below and Executive’s continued compliance with the terms of this Agreement, any employment, offer letter and confidentiality agreement between Executive and the Company (collectively, the “Employee Agreements”), the Company will provide Executive with the following severance benefits (the “Severance Benefits”):

(a)         Cash Severance.  The Company will pay Executive, as cash severance, ten (10) months of Executive’s base salary in effect as of Executive’s Separation from Service date, less applicable payroll deductions and tax withholdings (the “Severance”).  The Severance will be paid in installments in the form of continuation of Executive’s base salary payments, paid on the Company’s ordinary payroll dates following Executive’s Separation from Service date, provided, however, that no Severance payments will be made prior to the sixtieth (60th) day following Executive’s Separation from Service date.  On the sixtieth (60th) day following Executive’s Separation from Service date, the Company will pay Executive in a lump sum the amount of the Severance payments that Executive would have received on or prior to such date under the original schedule but for the delay while waiting for the sixtieth (60th) day, with the balance of the Severance payments being paid as originally scheduled on the Company’s ordinary payroll dates.

(b)          COBRA Severance.  If Executive timely elects continued group health insurance coverage under COBRA, the Company will continue to pay the cost of Executive’s health care coverage in effect at the time of Executive’s Separation from Service for a maximum of ten (10) months, either by reimbursing Executive for or paying directly (at the Company’s discretion) Executive’s COBRA premiums (the “COBRA Severance”).  The Company's obligation to pay the COBRA Severance on Executive’s behalf will cease if Executive obtains health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law.  Executive must notify the Company within two (2) weeks if Executive obtains coverage from a new source.  This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which Executive would otherwise be entitled under applicable law.  Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on Executive’s Separation from Service date (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether Executive elects COBRA continuation coverage and shall end on the earlier of (x) the date upon which Executive obtains other coverage or (y) the last day of the tenth calendar month following Executive’s Separation from Service date.

(c)          Accelerated Vesting.  In the event of a Qualifying Termination that occurs upon or within twelve (12) months following the closing of a Change of Control (as defined below), provided such Qualifying Termination constitutes a Separation from Service, then as an additional Severance Benefit the Company shall accelerate the vesting of any then-unvested shares subject to the Option such that one hundred percent (100%) of such shares shall be deemed immediately vested and exercisable as of your Separation from Service date (the “Accelerated Vesting”).

2.         Resignation without Good Reason; Termination for Cause; Death or Disability.  If Executive resigns Executive’s employment without Good Reason, or the Company terminates Executive’s employment for Cause, or if either party terminates Executive’s employment as a result of Executive’s death or disability, Executive will receive Executive’s base salary accrued through Executive’s last day of employment.  Under these circumstances, Executive will not be entitled to any other form of compensation from the Company, including any Severance Benefits, other than Executive’s rights to the vested portion of Executive’s equity awards from the Company (if any and if then vested), and any other rights to which Executive is entitled under the Company’s benefit programs.

3.        Conditions to Receipt of Severance Benefits.  Prior to and as a condition to Executive’s receipt of any of the Severance Benefits described above, Executive shall execute and deliver to the Company an effective release of claims in favor of and in a form acceptable to the Company (the “Release”) within the timeframe set forth therein, but not later than forty-five (45) days following Executive’s Separation from Service date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”).

4.        No Duplication of Benefits.  If Executive is eligible for any other severance benefits or compensation pursuant to any agreement, plan or policy (as applicable, the “Other Severance”), then Executive will receive either the Other Severance or the Severance Benefits, pursuant to the terms and conditions applicable to each, but not both, and the Company will determine in its discretion whether the Executive will receive the Other Severance or the Severance Benefits.

5.           Return of Company Property.  Upon the termination of Executive’s employment for any reason, and as a precondition to Executive’s receipt of any of the Severance Benefits (if and as applicable), within five (5) business days after Executive’s employment termination date (or earlier if requested by the Company), Executive will return to the Company all Company documents (and all copies thereof) and other Company property in Executive’s possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, prospect information, product and services information, research and development information, drawings, records, plans, forecasts, pipeline reports, sales reports or other reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part and in any medium).  Executive agree that Executive will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above.  Executive also must provide the Company all passwords, log-ins, administrative access, and any other information or access for and relating to any Company computer or other device that Executive has used to access or use the Company’s network, as well as any Company database or Company accounts with third parties which Executive established, administered, or to which Executive had access, and must terminate Executive’s access to such network and accounts and otherwise comply with any Company requests regarding all such access and accounts.  In addition, if Executive has used any personal computer, server, or email system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after Executive’s employment termination date (or earlier if requested by the Company), Executive must provide the Company with a computer-useable copy of such information and permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and Executive agrees to provide the Company access to Executive’s system, as requested, to verify that the necessary copying and deletion is done.  If requested, Executive will deliver to the Company a signed statement certifying compliance with this paragraph prior to the receipt of any of the Severance Benefits.

6.           Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” for termination will mean Executive’s:  (a) commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (b) commission  of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (c) material breach of Executive’s duties to the Company; (d) intentional damage to any property of the Company; (e) misconduct, or other violation of Company policy that causes significant harm; (f) material violation of any written and fully executed contract or agreement between Executive and the Company; or (g) conduct by Executive which demonstrates gross unfitness to serve.

Executive shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (a) a material reduction in Executive’s base salary, which the parties agree is a reduction of at least 10% of Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; or (c) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation;  provided, however, that neither Executive’s transition from remote work to a Company office nor to remote work from a Company office will be considered a relocation of Executive’s principal place of employment with the Company for purposes of this definition.  In order to resign for Good Reason, Executive must provide written notice to the Company’s Chief Executive Officer within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from the position Executive then holds with the Company not later than 30 days after the expiration of the cure period.

“Change of Control” shall mean:  (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

7.          Section 409A.  It is intended that the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits, together with any other termination pay or benefits, constitute “deferred compensation” under Section 409A and Executive is, on the date of Executive’s Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance Benefits shall be delayed until the earliest of:  (i) the date that is six (6) months and one (1) day after Executive’s Separation from Service date, (ii) the date of Executive’s death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this paragraph shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.  If the Severance Benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive has a Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline.  The Severance Benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.  Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.  With respect to reimbursements or in-kind benefits provided to Executive hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of Executive’s taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

8.           Section 280G; Parachute Payments.

(a)          If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive, provided that it is consistent with the requirements of Section 409A.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)          Notwithstanding any provision of Section 8(a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)          Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change of Control transaction shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 8 (“Section 280G; Parachute Payments”).  The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d)          If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 8(a) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 8(a) above) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 8(a) above, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

9.         At-Will Employment Relationship.  Nothing in this Agreement is intended to or should be construed to contradict, modify or alter the at-will nature of Executive’s employment relationship with the Company.  Executive may terminate Executive’s employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate Executive’s employment at any time, with or without Cause or advance notice.

10.       Miscellaneous.  This Agreement forms the entire agreement between the parties with respect to the subject matter hereof and supersedes any other agreements or promises made to Executive by anyone, whether oral or written, to the extent related to such subject matter.  Except as expressly set forth herein, nothing in this Agreement is intended to or should be construed to contradict, modify or alter the terms and conditions of any of the Employee Agreements. Except as expressly provided above or as otherwise required by applicable law, the Company will have no obligations to Executive in the event of the termination of Executive’s employment with the Company for any reason.  Changes to the terms of this Agreement require a written modification approved by the Company and signed by a duly authorized member of the Company’s Board of Directors (the “Board”).  This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

IN WITNESS WHEREOF, both of the parties has executed this Agreement, in the case of the Company by its duly authorized member of the Board, effective as of the Effective Date.

Inmagene Biopharmaceuticals		Executive

By:	/s/ Jonathan Wang	/s/ Jonathan Jian Wang
Jonathan Wang		Jonathan Jian Wang
Chairman and CEO